SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement"), effective as of September 2018 (the "Effective Date"), is entered into by and between NewBridge Global Ventures Inc. ("NBGV") and Scott Cox ("Employee"). NBGV and Employee are collectively referred to herein as the "Parties."

WHEREAS, Employee's employment with NBGV was terminated on September 18, 2018; (“the Separation Date”)

WHEREAS, the Parties wish to facilitate the orderly transition of NBGV's affairs to a new management team, and to resolve all matters between the Parties on a full and final basis; and

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.Final Paycheck and Severance Benefits:

(a)NBGV shall pay Employee for all earned but unpaid salary which as of the Separation Date is equal to $32,297 as follows: (i) $16,148.50 on September 30, 2018 and (ii) $16,148.50 on October 31, 2018, in accordance with its regular payroll practices.

(b)NBGV will pay the Employee 12 equal payments of $12,500 per month commencing on December 1, 2018.

(i)All of Employee's unvested options that are outstanding as of the Separation Date shall vest immediately. The Employee agrees not to sell or hypothecate more than 2% of the shares of common stock beneficially owned by him in any 30- day period for the next 6 months (October 2018 through March 2019), and 5% of the shares of common stock beneficially owned by him in any 30- day period thereafter. The Employee and his family members currently own 1,883,543 (defined as 1,683,543 owned by Scott Cox and 200,000 owned by Donald and Janece Cox) shares; accordingly, the Employee and his family may not sell more than 37,671 shares in any 30- day period during the next six months (October 2018 through March 2019), and 94,177 shares in any 30- day period thereafter.

2.Mutual Releases:

(a)Employee's Release: In consideration for the benefits described herein, and for other good and valuable consideration, Employee, on behalf of himself, his heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases NBGV and its Subsidiaries and Affiliates, and its officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns (the “NBGV Releasees”), from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to and including the Effective Date, including without limitation his employment with NBGV and the separation thereof ("Claims"). This release of claims includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation, or any other injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Employee represents that he has not filed any such Claims, and he further agrees not to assert or file any such Claims in the future or to seek or accept any monetary relief with respect to Claims filed by him or on his behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law.

(b)NBGV’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, the NBGV Releasees hereby forever release Employee, his heirs, executors, administrators, attorneys, agents, representatives and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether in law or equity, known or unknown, seeking repayment of any compensation that Employee received or is entitled to receive, pursuant to any agreement between the Employee and the NBGV Releasees (the “Employee’s Compensation”), including, but not limited to, the compensation set forth in Section 1 of this Agreement, from the beginning of the world to and including the Effective Date. The NBGV Releasees represent that they have not filed any Claims seeking repayment of Employee’s Compensation and further agree not to assert or file any Claims in the future or to seek or accept any monetary relief with respect to Claims seeking repayment of Employee’s Compensation.

It is further understood and agreed that this Release shall not apply to claims for breach of this Agreement or Claims that cannot be released by law.

3.Reinstatement: Employee waives all claims for reinstatement or employment with NBGV and its Subsidiaries and Affiliates, and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the Parties agree otherwise in writing.

4.Return of Property: Employee shall return all property of NBGV and its Subsidiaries and Affiliates, and all copies, excerpts or summaries of such property, in his possession, custody or control as soon as practicable, but no later than September 30, 2018.

5.SEC Filing: The Parties acknowledge and agree that this Agreement will be publicly filed with the SEC. Employee agrees to use reasonable efforts to cooperate with NBGV in providing information with respect to all reports required to be filed by NBGV with the SEC as they relate to required information with respect to Employee.

6.Non-Disparagement and Non-Assistance: Employee agrees not to make any disparaging comments about NBGV or any of its Subsidiaries and Affiliates or their past, present or future management, officers, trustees or employees to any person or entity who is not a party to this Agreement, and he further agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against NBGV or any of its Subsidiaries and Affiliates except as may be required by law or legal process. NBGV agrees that its Officers, Board members, and any persons involved in negotiating this Agreement will not make any disparaging comments about Employee to any person or entity, and also agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Employee, except as may be required by law or legal process.

7.Cooperation: Employee agrees to use reasonable efforts to cooperate with NBGV upon written request for a period of one year following the Effective Date regarding matters pertaining to NBGV that he has personal knowledge of This includes assisting NBGV in transitioning the CEO position to a new person designated by NBGV's Board of Directors. In the event that NBGV becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon written request, use reasonable efforts to cooperate and assist NBGV, including without limitation, furnishing relevant information, attending meetings, and providing statements and testimony. NBGV will reimburse Employee for all reasonable and necessary time and expenses he incurs in complying with this Section.

8.Confidential Information: Employee shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section, "Confidential Information" means information Employee obtained through or as a consequence of his employment with NBGV relating to NBGV's business which is not in the public domain and includes, without limitation, trade secrets, methods of operation, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it.

9.Non-Solicitation: For period of one year, Employee shall not directly or indirectly for himself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, (i) solicit any person who then is or was at any time in the preceding six (6) month period employed by NBGV as an employee or independent contractor, to resign from NBGV or to accept employment as an employee or independent contractor with any other person or entity; or (ii) solicit any person or entity who then is or was at any time in the preceding six (6) month period in a business relationship with NBGV to end or curtail such relationship or to engage in business of the type engaged in by NBGV with another person or entity. Employee agrees that these restrictions are reasonable and necessary for the protection of NBGV's business.

Employee further agrees that in the event he breaches any provision in this Section, NBGV shall be entitled to injunctive relief in addition to such other relief as a court may deem proper. Notwithstanding the above, this Section 9 does not prohibit Employee from engaging third party service providers and consultants who are providing services to NBGV but also provides the same services to other entities so long as it is not in conflict with NBGV business.

10.Miscellaneous: This Agreement represents the entire agreement of the Parties, and supersedes all other agreements, discussions and understandings of the Parties, concerning the subject matter, except for the Employment Agreement. In the event of a conflict, ambiguity, or inconsistency between the terms of this Agreement and the Employment Agreement, the terms of the Employment Agreement shall prevail. All other express or implied agreements of the Parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect.

11.No Modification: This Agreement may not be modified in any manner except in a written document signed by both Parties.

12.Severability: Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect.

13.Governing Law and Jurisdiction: This Agreement shall be construed exclusively in accordance with the laws of the State of Utah, without regard to the principles of conflicts of laws therein. Moreover, the Parties hereby consent to the personal jurisdiction of the federal and state courts located in Salt Lake City, Utah.

14.Attorneys' Fees and Costs: In the event of any action, claim, or proceeding to interpret or enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys' fees and costs.

15.Assignment: This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Employee may not assign any right or obligation hereunder without NBGV's prior written consent. NBGV may assign its rights and obligations here under to any successor in interest.

16.Section 409A: To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code ("Section 409A") and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, SLTK and Employee agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Employee, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Employee pursuant to the terms of this Agreement.

17.Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

18.Non-Admission: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

19.Representations: Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

20.Headings: Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

21.Construction: This Agreement is the result of negotiation between the Parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either party. Any ambiguity shall not be interpreted against the drafting party.

22.Notices: Any and all notices required hereunder shall be in writing and shall be

(i)sent by certified, first-class mail, postage prepaid, (ii) sent by national overnight courier or

(ii)delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other party as set forth below. The effective date of any notice hereunder shall be the date of receipt by the receiving party.

	To Employee:		Scott Cox
4374 Liam Drive
Frisco, Texas 75034

Telephone: 972-948-1179
email: scox219@gmail.com

	To NBGV:		NewBridge Global Ventures, Inc.
626 East 1820 North Oram, Utah 84097

Attn: Robert Bench, CFO

Telephone: 801-362-2115
email: bob@newbridgegv.com

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

NewBridge Global Ventures, Inc..

By:		Date:
Todd Lee, President

By:		Date:
Scott Cox